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                    CURTIS MATHES HOLDING CORPORATION
                           (the "Corporation")

                       CERTIFICATE OF DESIGNATION

        FIXING THE NUMBER AND DESIGNATING THE RIGHTS, PRIVILEGES,
      RESTRICTIONS AND CONDITIONS ATTACHING TO THE SERIES M CLASS A
                            PREFERENCE SHARES

WHEREAS:

A. The Corporation's share capital includes 1,000,000 Preference Shares par value, $1.00 per share which Preference Shares may be issued in one or more series with the directors of the Corporation (the "Board") being entitled by resolution to fix the number of shares in each series and to designate the rights, privileges, restrictions and conditions attaching to the share of each series; and

B. It is in the best interests of the Corporation for the Board to create a series of Class A Preference Shares;

NOW, THEREFORE, BE IT RESOLVED, THAT:

     The series of the Class A Preference Shares (the "Series M Class A Shares") of the Corporation shall consist of 60 shares and no more and shall be designated as the Series M Class A Preference Shares and in addition to the preferences, rights, privileges, restrictions and conditions attaching to all the Class A Preference Shares as a class, the rights, privileges, restrictions and conditions attaching to the Series M Class A Shares shall be as follows:

Part 1 - Pre-emptive Rights.

1.1 The Series M Class A Shares shall not give their holders any pre-emptive rights to acquire any other securities issued by the Corporation at any time in the future.

Part 2 - Liquidation Rights.

2.1 If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any times when any Series M Class A Shares shall be outstanding, the holders of the then outstanding Series M Class A Shares shall have a preference in distribution of the Corporation's property available for distribution to the holders of the Common Shares equal to $25,000.00 consideration per Series M Class A Share; provided, however, that the amalgamation of the Corporation with any Corporation or corporations, the sale or transfer by the Corporation of all or substantially all of its property, or any reduction of the authorized or issued capital of the Corporation of any class, whether now or hereafter authorized, shall be deemed to be a liquidation of the Corporation within the meaning of any of the provisions of this Part 2.

2.2 All amounts to be paid as preferential distributions to the holders of Series M Class A Shares as provided in this Part 2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any of the Corporation's property to the holders of Common Shares, whether now or hereafter authorized, in connection with such liquidation, dissolution or winding up.
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Part 3 - Dividends.

3.1 Holders of record of Series M Class A Shares shall be entitled to receive dividends on their Series M Class A Shares at the annual coupon rate of three percent (3%).

Part 4 - Conversion.

4.1 Any holder of Series M Class A Preferred Stock (an "Eligible Holder") may at any time after the registration statement is declared effective convert any whole number of shares of Series M Class A Preferred Stock in accordance with this Part. For the purposes of conversion, the Series M Class A Preferred Stock shall be valued at $25,000 per share ("Value"), and, if converted, the Series M Class A Preferred Stock shall be converted into such number of Common Shares of the Company $.01 par value (the "Conversion Shares") as is obtained by dividing the aggregate Value of the shares of Series M Class A Preferred Stock being so converted by the "Conversion Price." For purposes of this Part, the "Conversion Price" means Seventy-five percent (75%) of the average daily closing bid price of Common Stock as reported by NASDAQ for the period of 5 consecutive trading days immediately preceding the date of the conversion of the Series M Class A Preferred Stock in respect of which such Conversion Price is determined. The number of Conversion Shares so determined shall be rounded to the nearest whole number of shares.

4.2 The conversion right provided by the above section may be exercised only by an Eligible Holder of Series M Class A Preferred Stock, in whole or in part, by the surrender of the share certificate or share certificates representing the Series M Class A Preferred Stock to be converted at the principal office of the Corporation (or at such other place as the Corporation may designate in a written notice sent to the holder by first-class mail, postage prepaid, at its address shown on the books of the Corporation) against delivery of that number of whole Common Shares as shall be computed by dividing (1) the aggregate Value of the
Series  M  Class  A Preferred Stock so surrendered, if any,  by  (2)  the
Conversion  Price.   Each  Series M Class A Preferred  Stock  certificate
surrendered for conversion shall be endorsed by its holder. In the event of any exercise of the conversion right of the Series M Class A Preferred Stock granted herein (i) share certificates representing the Common Stock purchased by virtue of such exercise shall be delivered to such holder within 5 days of notice of conversion free of restrictive legend or stop transfer orders, and (ii) unless the Series M Class A Preferred Stock has been fully converted, a new share certificate representing the Series M Class A Preferred Stock not so converted, if any, shall also be delivered to such holder within 5 days of notice of conversion, or carried on the
Corporation's  ledger,  at  holder's option.   Any  Eligible  Holder  may
exercise its right to convert the Series M Class A Preferred Stock by telecopying an executed and completed Notice of Conversion to the Corporation, and within 72 hours thereafter, delivering the original Notice of Conversion and the certificate representing the Series M Class A Preferred Stock to the Corporation by express courier. Each date on which a telecopied Notice of Conversion is received by the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Corporation will transmit the Common Stock certificates issuable upon conversion of any Series M Class A Preferred Stock (together with the certificates representing the Series M Class A Preferred Stock not so converted) to the Eligible Holder via express courier within five (5)
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business  days after the conversion date if the Corporation has  received the original Notice of Conversion and Series M Class A Preferred Stock certificate being so converted by such date.

4.3 All Common Shares which may be issued upon conversion of Series M Class A Shares will, upon issuance, be duly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof. At all times that any Series M Class A Shares are outstanding, the Corporation shall have authorized, and shall have reserved for the purpose of issuance upon such conversion, a sufficient number of Common Shares to provide for the conversion into Common Shares of all Series M Class A Shares then outstanding at the then effective Conversion Price. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of Common Shares authorized and reserved for issuance upon the conversion of the Series M Class A Shares shall be proportionately increased.

4.4 No Series M Class A Shares which have been converted into Common Shares shall be reissued by the Corporation; provided, however, that each such share, after being retired and canceled, shall be restored to the status of an authorized but unissued Class A Preference Share without designation as to series and may thereafter be issued as a Class A Preference Share not designated as Series M Class A Share.

Part 5 - Redemption.

5.1 At any time, and from time to time, the Corporation may, at its sole option, but shall not be obligated to, redeem, in whole or in part, the then outstanding Series M Class A Shares at a price per share of 133% of its face value (the "Redemption Price") (such price to be adjusted proportionately in the event of any change of the Series M Class A Shares into a different number of Shares).

5.2 Five (5) days prior to any date stipulated by the Corporation for the redemption of Series M Class A Shares (the "Redemption Date"), written notice (the "Redemption Notice") shall be mailed to each holder of record on such notice date of the Series M Class A Shares. The Redemption Notice shall state (I) the Redemption Date of such Shares (ii) the number of Series M Class A Shares to be redeemed from the holder to whom the Redemption Notice is addressed (iii) instructions for surrender to the Corporation, in the manner and at the place designated of a share certificate or share certificates representing the number of Series M Class Shares to be redeemed from such holder and (iv) instructions as to how to specify to the Corporation the number of Series M Class A Shares to be redeemed as provided in this Part and the number of shares to be converted into Common Shares.

5.3 Upon receipt of the Redemption Notice, any Eligible Holder (as defined in Section 5.2 hereof) shall have the right to convert into Common Shares that number of Series M Class A Shares not called for redemption in the Redemption Notice.

5.4  On or before the Redemption Date in respect of any Series M Class  A
Shares,   each  holder  of  such  shares  shall  surrender  the  required certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and upon the Redemption Date, the Redemption Price for such shares shall be made payable, in the manner provided in Section 5.5 hereof, to the order
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of  the person whose name appears on such certificate or certificates  as the owner thereof, and each surrendered share certificate shall be canceled and retired. If a share certificate is surrendered and all the shares evidenced thereby are not being redeemed (as described below), the Corporation shall cause the Series M Class A Shares which are not being redeemed to be registered in the names of the persons whose names appear as the owners on the respective surrendered share certificates and deliver such certificate to such person.

5.5 On the Redemption Date in respect of any Series M Class A Shares or prior thereto, the Corporation shall deposit with the Escrow Agent, as a trust fund, a sum equal to the aggregate Redemption Price of all such shares called for redemption (less the aggregate Redemption Price for those Series M Class A Shares in respect of which the Corporation has received notice from the Eligible Holder thereof of its election to convert Series M Class A Shares into Common Shares), with irrevocable instructions and authority to the Escrow Agent to pay, on or after the Redemption Date, the Redemption Price to the respective holders upon the surrender of their share certificates. The deposit shall constitute full payment for the shares to their holders, and from and after the date of the deposit the redeemed shares shall be deemed to be no longer outstanding, and holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the Escrow Agent payments of the Redemption Price of the shares, without interest, upon surrender of their certificates thereof. Any funds so deposited and unclaimed at the end of one year following the Redemption Date shall be released or repaid to the Corporation, after which the former holders of shares called for redemption shall be entitled to receive payment of the Redemption Price in respect of their shares only from the Corporation.

Part 6 - Amendment.

6.1 In addition to any requirement for a series vote pursuant to the General Corporation Laws in respect of any amendment to the rights, privileges, restrictions and conditions attaching to the Series M Class A Shares, the rights, privileges, restrictions and conditions attaching to the Series M Class A Shares may be amended only if the Corporation has obtained the affirmative vote at a duly called and held meeting of a majority of the Series M Class A Shares or written consent by the holders of a majority of the Series M Class A Shares then outstanding.